Exhibit 10.05

SEPARATION & GENERAL RELEASE OF CLAIMS AGREEMENT

I, Kevin Werner, acknowledge that my employment with Verisign, Inc. and/or a subsidiary of Verisign, Inc. (collectively, “Verisign” or the “Company”) terminated on April 29, 2011 (the “Termination Date”). In connection with the termination of my employment and in consideration of the payments and benefits to be provided by Verisign, as described in Appendix A, including the attached Equity Summary Statement which is incorporated therein (the “Separation Package”), I hereby agree to be bound by the terms of this Separation & General Release of Claims Agreement (“Release Agreement”), as follows:

1.0	SEPARATION PAYMENTS AND BENEFITS

1.1	The Company will provide to me the Separation Package stated in Appendix A, provided that I accept and sign this Release Agreement and, to the extent that the right of revocation under Section 6.1 below applies to me, I do not revoke my acceptance, and provided further that prior to the termination of my employment I have agreed to and signed the Amendment to Options and RSUs. I understand and agree that if I have not signed the Amendment to Options and RSUs prior to the termination of my employment with the Company, I will not be entitled to receive the benefits of any of the stock option or RSU acceleration described in Appendix A.

1.2	All payments to be made by the Company shall be treated as wages for tax purposes, and the Company therefore will deduct and withhold from the gross amounts applicable taxes, including Federal Insurance Contributions Act (“FICA”) taxes and federal, state and local income taxes.

1.3	I understand and agree that I am entitled to the payments, vesting acceleration and other benefits of the Separation Package only if I accept and sign this Release Agreement, return it to the Company in a timely manner, and do not revoke my acceptance (if I have that right) in a timely manner. I understand that the Company’s obligation to provide the Separation Package is conditioned upon my compliance with the terms and conditions of this Release Agreement, and I agree that if I fail to comply with all of the terms and conditions of this Release Agreement, I will not be entitled to any of the Separation Package.

1.4	I acknowledge that I have been paid all wages and accrued, unused vacation that I earned during my employment with the Company through the Termination Date.

Kevin Werner Release Agreement

I understand and agree that I shall not be entitled to any other or further compensation, remuneration, benefits, payments, grants or vesting of options, stock, restricted stock units (“RSUs”) or other equity awards of or from the Company other than those expressly set forth in Appendix A; provided, however, that nothing in this Release Agreement affects any vested benefits that I may have under any Company-sponsored retirement plan.

1.5	I understand, acknowledge and agree that, except as may be modified by this Release Agreement and the Amendment to Options and RSUs that I signed, the terms and conditions of the plans and agreements under which my stock options and RSUs, if any, were granted shall continue to control, including, for example, the limitations on the period within which the stock options may be exercised following my Termination Date. I further understand, acknowledge and agree that certain equity grants made to me continue to be subject to additional restrictions imposed by the Verisign Stock Retention Policy for Verisign Board of Directors and Section 16 Officers (the “Verisign Stock Retention Policy”) and I agree to comply with all such applicable restrictions.

2.0	COMPLETE GENERAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE

2.1

General Release. Except as provided below in Section 2.6, I, for myself and on behalf of my heirs, executors and personal representatives, hereby unconditionally, irrevocably and absolutely release and forever discharge Verisign, and any parent and subsidiary corporations, divisions and affiliated corporations, benefit plans, partnerships or other affiliated entities of Verisign, past and present, and each of their current and former employees, officers, directors, agents, purchasers, successors and assigns (collectively, “Released Parties”) from and against any and all liability, damages, actions and claims of any kind whatsoever, known and unknown, that I may now have or may have had, or thereafter claim to have had, on behalf of myself or any other person or entity, at any time, arising out of, or related in any way to, any acts or omissions done or occurring in whole or in part prior to and including the date of this Release Agreement, to the fullest extent permitted by law, including, but not limited to, all such matters arising out of, or related in any way to, my employment or the termination of my employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, the release of any tort, contract, common law, constitutional or statutory claims, including, but not limited to alleged violations of the California Labor Code and comparable provisions of the Code of Virginia, including Title 40.1 (Labor and

Kevin Werner Release Agreement

Employment), the California Fair Employment and Housing Act and comparable provisions of the Code of Virginia, including Title 36 (Housing), Title VII of the Civil Rights Act of 1964, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act of 1963, the Employee Retirement Income Security Act, or any other federal, state or local law, regulation, or ordinance and all claims for attorneys’ fees, costs and expenses.

2.2	California Civil Code Section 1542 Waiver. I expressly acknowledge and agree that I have read Section 1542 of the Civil Code of the State of California, which states in full:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I hereby waive any right which I have or may have under Section 1542 or any similar statute or regulation of the state in which I reside to the full extent that I may lawfully waive such rights pertaining to this general release of claims.

2.3	By signing this Release Agreement, I also expressly acknowledge and represent that: (i) I have suffered no injuries or occupational diseases arising out of or in connection with my employment with the Company; (ii) I have received all wages to which I was entitled as an employee of the Company; (iii) I have received all leave to which I was entitled under the Family and Medical Leave Act of 1993 (“FMLA”); (iv) I am not currently aware of any facts or circumstances constituting a violation of the FMLA, the Fair Labor Standards Act (“FLSA”), or any comparable federal, state, or local law (including the California Labor Code and the Code of Virginia); and (v) I have no pending grievances, claims, administrative charges, or lawsuits against the Released Parties.

2.4	To the maximum extent permitted by law, I expressly waive my right to any monetary recovery or any other individual relief in connection with any EEOC charge or other administrative charge or should any federal, state or local administrative agency or any other person pursue any claims on my behalf arising out of or related to my employment and/or the termination of my employment with the Company.

Kevin Werner Release Agreement

2.5	Covenant Not To Sue. Except as provided below in Section 2.6, I agree not to file, join in or prosecute any lawsuits against the Company or any of the other Released Parties asserting any claims that I have released under this Release Agreement.

2.6	Claims Not Released. Notwithstanding anything in this Release Agreement to the contrary, nothing in this Release Agreement will waive, relinquish, diminish, or in any way affect (i) any vested rights that I may have under Company retirement plans; (ii) my right to challenge the validity and enforceability of this Release Agreement’s release of claims under the Age Discrimination in Employment Act of 1967, as amended; or (iii) any rights or claims that, as a matter of law, cannot be released or waived.

3.0	OTHER AGREEMENTS AND REPRESENTATIONS

3.1	Nondisparagement. I agree that I will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices, products, services or conduct of the Company or any of the other Released Parties.

3.2	Confidentiality and Return of Company Property. I understand and agree that as a condition of receiving any of the Separation Package, all Company property must be returned to the Company. By signing this Release Agreement, I represent and warrant that I have returned to the Company all the Company property, data and information belonging to the Company and have not retained any copies, whether electronic or otherwise. I acknowledge that during the course of my employment with the Company I have acquired knowledge of, and/or had access to, trade secrets, confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (“Confidential Information”). Such Confidential Information, includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design information, including layouts for integrated circuits, circuit boards, integrated circuit specifications, test procedures, internal test parameters and related information; information regarding Company employees, their projects, and their salaries, benefits and other personnel information. I agree that I will not use or disclose to others any Confidential Information.

Kevin Werner Release Agreement

3.3	Continuing Obligations. I further agree to comply with any obligations regarding confidential information and inventions set forth in any agreements previously entered into by me with the Company or its predecessors. Such provisions and obligations shall remain in effect notwithstanding this Release Agreement and the ending of my employment. I understand, acknowledge and agree that notwithstanding anything else in this Agreement I will continue to be subject to the Verisign Incentive Compensation Recovery Policy even after the termination of my employment with Verisign.

3.4	Cooperation. For two years beginning on the Termination Date, I agree to make myself reasonably available upon reasonable notice from the Company or its attorneys to provide testimony through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the defense or prosecution of any lawsuit to which the Company is a party currently pending or filed after the Termination Date. If the Company so requests my cooperation in connection with any legal matter then the Company agrees to pay for any reasonable expenses, such as commercial airfare or lodging, that I incur in connection with assisting the Company, provided that I notify the Company in advance of what my reasonable expenses are expected to be and receive prior written approval from the Company for such expenses. I further agree both to immediately notify the Company upon receipt of any court order, subpoena, document or any legal discovery device that requests my involvement in any way in any legal matter concerning the Company, or that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

4.0	ADDITIONAL DISCLOSURES AND NOTICE OF RIGHTS.

4.1	I acknowledge, agree and understand that:

(a)	under this Release Agreement I am waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act of 1967, as amended (ADEA);

Kevin Werner Release Agreement

(b)	the waiver and release of claims set forth in Section 2.1 above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Release Agreement;

(c)	nothing in this Release Agreement prohibits me from challenging the validity of this Release Agreement’s waiver and release of claims under the ADEA;

(d)	the payments and other consideration that are being provided to me under this Release Agreement are of significant value and in addition to what I otherwise would be entitled;

(e)	I have been advised by the Company in writing to consult with an attorney before signing this Release Agreement, and I have done so to the extent that I deemed it necessary or appropriate.

4.2	I also acknowledge that, if I am forty (40) years old or older on the date that I execute this Release Agreement, I have received from the Company a document describing:

(a)	(i) the class, unit, or group of individuals covered by the program under which my employment terminated and under which I am being offered certain payments and benefits in consideration for this Release Agreement, (ii) the eligibility factors for the program, and (iii) any time limits applicable to the program; and

(b)	(i) the job titles and ages of all individuals eligible or selected for the program, and (ii) the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program.

5.0	ENFORCEMENT AND CONSEQUENCES OF BREACH

5.1

I agree that if I assert any claim against the Company or any of the other Released Parties in violation of the foregoing Complete General Release of Claims and Covenant Not to Sue, or otherwise breach any provision of this Release Agreement, then the Company shall be entitled to recover from me damages flowing from such breach, I will not be entitled to any of the Separation Package, and I will be liable for the costs and attorneys’ fees that the Company and other Released Parties incur in any action arising as a result of my breach, to the maximum extent permitted by law. However, nothing in this Release Agreement

Kevin Werner Release Agreement

will interfere with my right to challenge the enforceability of this Release Agreement’s release of claims under the ADEA, and I shall not be required to tender back payments made to me nor will I be liable for the costs and attorneys’ fees that the Company and other Released Parties incur in connection with a challenge by me of the foregoing release of claims under the ADEA.

6.0	EFFECTIVE DATE

I understand and agree that if I am forty (40) years old or older on the date that I execute this Release Agreement, the definition of “Effective Date” and other provisions in Section 6.1 shall apply, and if I am thirty-nine (39) years old or younger on the date that I execute this Release Agreement, the definition of “Effective Date” and other provisions in Section 6.2 shall apply.

6.1	I understand and agree that if I am forty (40) years old or older on the date that I execute this Release Agreement, I am being given a period of forty-five (45) days within which to review and consider this Release Agreement before signing it and that the offer of the Separation Package shall expire on the forty-sixth (46th) calendar day after I receive this Release Agreement if I have not accepted it by that time. I also understand that I may revoke this Release Agreement by providing written notice to the Company within seven (7) days following its execution. Accordingly, this Release Agreement and the Company’s obligation to provide the Separation Package to which it is attached shall not become effective and enforceable until such seven-day revocation period has expired. Any revocation must be in writing and received by Kathryn Cross, Vice President, Compensation & Benefits, 490 East Middlefield Road, Mountain View, CA 94043, by the seventh day after you returned the signed Release Agreement to the Company in order to be effective. If I revoke my acceptance of this Release Agreement, I will not be entitled to any of the Separation Package. If I do not revoke acceptance of this Release Agreement within the seven-day revocation period, this Release Agreement shall become binding and enforceable on the eighth day following my signing of this Release Agreement (the “Effective Date”).

6.2

I understand and agree that if I am thirty-nine (39) years old or younger on the date that I execute this Release Agreement, I am being given a period of fourteen (14) days within which to review and consider this Release Agreement before signing it and that the offer of the Separation Package shall expire on the fifteenth (15th) calendar day after I receive this Release Agreement if I have not accepted it by that time. This Release Agreement shall become binding and enforceable upon my execution and return of this Release Agreement to the Company (the “Effective Date”), provided that it is executed and returned to the Company within the timeframe specified above in this Section 6.2 .

Kevin Werner Release Agreement

7.0	MISCELLANEOUS

7.1	Reformation and Severability. Whenever possible, each provision of this Release Agreement will be interpreted in such manner as to be effective and valid under applicable law. If, however, any of the provisions contained in this Release Agreement is declared illegal, unenforceable, or ineffective in a legal forum of competent jurisdiction, I agree that such provision shall be modified and reformed, if possible, in order to achieve, to the extent possible, the intentions of the parties, and, if necessary, such provision shall be deemed severable, such that all other provisions contained in this Release Agreement shall remain valid and binding; provided, however, that if any portion of the General Release contained in Section 2.1 is held to be invalid or unenforceable, then the entire Release Agreement, including any obligation to provide the Separation Package, shall be voidable at the option of the Company.

7.2	Full Defense. This Release Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by or on behalf of me in breach hereof.

7.3	Applicable Law and Jurisdiction. The validity, interpretation and performance of this Release Agreement shall be governed by the laws of the state of Virginia regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. I agree that the exclusive jurisdiction and venue of any lawsuit arising under this Agreement shall be the state and federal courts in Fairfax County or Loudon County, Virginia, and I hereby irrevocably agree, acknowledge and submit to the exclusive jurisdiction and venue of such courts for the purposes of any such lawsuit.

7.4	No Transfer or Assignment of Claims. I represent and warrant that no person had or has or claims any interest in the claims referred to anywhere in this Release Agreement. I also represent and warrant that I have the sole right and exclusive authority to execute this Release Agreement and that I have the sole right to receive the consideration paid therefore. I also represent and warrant that I have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or any of the Released Parties or portion thereof or interest therein, and I will not assign or otherwise transfer any claim or demand relating to any matter covered by this Release Agreement or the consideration to be paid pursuant thereto.

Kevin Werner Release Agreement

7.5	No Admissions. I understand that by offering me the Separation Package under this Release Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. I understand and acknowledge that this Release Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

7.6	Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Release Agreement or any section thereof.

7.7	Entire Agreement; Modification. This Release Agreement and the accompanying Appendix A (with the attached Equity Summary Statement) are intended to be the entire agreement between me and the Company regarding the subject matter herein and, except as provided in Sections 1.5 and 3.3 above, supersede and cancel any and all other and prior agreements, written or oral, between me and the Company regarding this subject matter. This Release Agreement may be amended only by a written instrument executed by both me and an authorized representative of Verisign.

7.8	Facsimile Signature. I understand and agree that I must return the signed Release Agreement (including Appendix A) via facsimile transmission to Donna Walcott in Human Resources at (650) 237-8835 by the applicable deadline set forth in Section 6 and that a facsimile copy of my signature shall be deemed the equivalent of an original.

Kevin Werner Release Agreement

BY SIGNING YOUR NAME BELOW, YOU ACKNOWLEDGE AND REPRESENT THAT YOU ARE ENTERING INTO THIS RELEASE AGREEMENT FREELY, KNOWINGLY, AND VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS TERMS AND EFFECT. YOU ARE ADVISED TO CONSULT WITH YOUR OWN PERSONAL ATTORNEY BEFORE SIGNING THIS RELEASE AGREEMENT. YOU ALSO ACKNOWLEDGE AND REPRESENT THAT YOU HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT OTHER THAN THOSE CONTAINED IN THIS RELEASE AGREEMENT.

/s/ Kevin A. Werner	Kevin A. Werner
Employee’s Signature	Print Name of Employee

Date:	May 1, 2011

Please remember to sign this Release Agreement and fax the entire Agreement (including Appendix A) to Donna Walcott in Human Resources at (650) 237-8835 within the time period set forth in Section 6.0 above.

On behalf of Verisign, Inc.

/s/ Christine C. Brennan	May 3, 2011
Christine Brennan	Date
Senior Vice President Human Resources

Kevin Werner Release Agreement

APPENDIX A

To

SEPARATION & GENERAL RELEASE OF CLAIMS AGREEMENT

Kevin Werner

SEPARATION PACKAGE

Provided that you sign the Separation & General Release of Claims Agreement (the “Release Agreement”), return it to the Company in a timely manner, and do not revoke your acceptance (if you have that right), you will receive the below separation payments and equity acceleration benefits. Notwithstanding the foregoing, please note that the equity benefits in Sections B. – C. are contingent upon you having signed and returned Attachment 2 (Amendment to Options and RSUs) to your termination notice prior to the termination of your employment with the Company:

A. CASH SEPARATION PAYMENTS

The following payments will be made within thirty (30) days after you sign and timely return the Separation & General Release of Claims Agreement to the Company, provided you do not revoke your acceptance (if you have that right) in a timely manner.

Gross Amount
Severance Amount	$375,000

Medical Insurance Replacement Amount	$20,292.72

Life Insurance Replacement Amount	$1,757.40

2011 Bonus Amount (for non-sales employees only)	$73,356.16, which equals 100% of your annual target bonus, pro-rated based on the number of days that you were actively employed by Verisign in 2011.

Any leave of absence days taken in 2011 will not be considered active employment and will not be factored in when calculating that year’s bonus.

Kevin Werner Release Agreement

B. ACCELERATION OF STOCK OPTION VESTING AND EXERCISABILITY

Vesting has been accelerated subject to exercise restrictions with respect to 25% of your “In-the-Money Options”, if any, that were scheduled to vest after your scheduled Termination Date specified in your Termination Notice. “In-the-Money Options” are those options that have a per share exercise price less than the closing price of Verisign, Inc. common stock, as quoted on the Nasdaq Global Market, on the date of your Termination Notice. Accelerated vesting has been applied to the eligible unvested “In-the-Money Options” having the lowest exercise price first.

The attached Equity Summary Statement reflects the Options that the Company will release for exercise within your E*Trade account, if any, subject to applicable post-employment exercise period limitations, as soon as administratively practicable (but no later than 30 days) after you sign and timely return the Separation & General Release of Claims Agreement to the Company and such Agreement becomes effective. All of such Options (together with any previously exercisable Options shown in your E*Trade account) will remain subject to the Verisign Stock Retention Policy for Verisign Board of Directors and Section 16 Officers (the “Verisign Stock Retention Policy”) as discussed below.

Vesting Acceleration Example for Options

Assumptions:

•	Employee is provided a Termination Notice on 1/1 (the “Notice Date”) stating that Employee’s employment will terminate on 3/1 (the “Scheduled Termination Date”).

•	Employee has 2,000 Options as of the Notice Date that are unvested:

•	1,000 Options have an exercise price of $25 (Grant X)

•	1,000 Options have an exercise price of $50 (Grant Y)

•	Closing price (for illustrative purposes only) of Verisign, Inc. common stock on the Notice Date (1/1) is $30.

•	200 Options are scheduled to vest per month on the 15th day of each month (100 per Grant).

•	Employee terminates on 3/1.

Notice Date	Scheduled Vest Date	Scheduled Vest Date	Scheduled Termination Date

1/1	1/15	2/15	3/1
Grant X	100	100
Grant Y	100	100

Kevin Werner Release Agreement

Outcome:

(a)	Earned Options: On 1/15 and 2/15, Employee vests in 200 Options (100 from each Grant) on each regularly scheduled vesting date without condition of release or restriction on exercise because Employee remained employed through the scheduled vesting date.

(b)	Acceleration of 25% of “In-the-Money Options”: On the Scheduled Termination Date (3/1), Employee vests in 200 “In-the-Money Options” (as calculated below), subject to condition of release and restriction on exercise.

•	Only Grant X is “In-the-Money” because its $25 strike price is below the $30 closing price on the Notice Date.

•	200 Options = 25% of the remaining unvested portion of Grant X that was scheduled to vest after the Scheduled Termination Date (i.e. 25% of 800 Options).

Application of Verisign Stock Retention Policy

Consistent with the Verisign Stock Retention Policy, upon exercise of any Options, the Company will (i) issue in a restricted certificate form that number of shares which is equal to the value of fifty percent (50%) of net gain on exercise (the “Retained Shares”) and (ii) release for sale the remaining shares, both as soon as administratively practicable (but in no event later than 30 days) following the exercise date, subject to the Employee’s timely returned signed Release Agreement having become effective. The Retained Shares shall remain subject to sale restrictions until October 29, 2011.

Example:

Strike Price: $24

Number of Options Exercised: 200

Closing Price on Last Open Market Date Prior to Exercise: $36

Estimated Income on Exercise: $2,400

Assumed Tax On Exercise (50%): $1,200

Net Gain on Exercise: $1,200

50% of Net Gain on Exercise: $600

Share Equivalent: 16

In this example, pursuant to the Verisign Stock Retention Policy, 16 shares would be issued in a restricted certificate form (and would be subject to sale restrictions until October 29, 2011) and the remaining shares would be released for sale, as soon as administratively practicable (but in no event later than 30 days) after exercise, subject to the Employee’s timely returned signed Release Agreement having become effective.

Kevin Werner Release Agreement

C. ACCELERATION OF RSU VESTING AND SETTLEMENT

Vesting has been accelerated subject to sale restrictions with respect to 25% of your RSUs, if any, that are scheduled to vest after your Scheduled Termination Date specified in your Termination Notice.

The attached Equity Summary Statement reflects the shares underlying the RSUs that the Company will cause to be deposited in your E*Trade account, net after tax withholding. Consistent with the Verisign Stock Retention Policy, of those shares, an amount of shares equal to the value of fifty percent (50%) of net gain on vest will be issued in a restricted certificate form and must be retained for a six month period beginning on the Termination Date. The remaining shares will be made available for sale as soon as administratively practicable (but in no event later than 30 days) after you sign and timely return the Release Agreement and such Release Agreement becomes effective.

Vesting Acceleration Example for RSUs

Assumptions:

•	Employee is provided a Termination Notice on 1/1 (the “Notice Date”) stating that Employee’s employment will terminate on 3/1 (the “Scheduled Termination Date”).

•	Employee has 1,000 RSUs as of the Notice Date that are unvested.

•	100 RSUs are scheduled to vest per month on the 15th day of each month.

•	Employee terminates on 3/1.

Notice Date	Scheduled Vest Date	Scheduled Vest Date	Scheduled Termination Date

1/1	1/15	2/15	3/1
RSU	100	100

Outcome:

(a)	Earned RSUs: On 1/15 and 2/15, Employee vests in 100 RSUs on each regularly scheduled vesting date without condition of release or restriction on sale (except as set forth in the Verisign Stock Retention Policy) because Employee remained employed through the scheduled vesting date.

(b)	Acceleration of 25% of RSUs: On the Scheduled Termination Date (3/1), Employee vests in 200 RSUs (as calculated below), subject to condition of release and restriction on sale:

•	200 RSUs = 25% of the remaining unvested portion of the RSUs that was scheduled to vest after the Scheduled Termination Date (i.e. 25% of 800 RSUs).

(c)	Application of Verisign Stock Retention Policy:

Example:

Number of Shares Vested On Termination Date: 200

Kevin Werner Release Agreement

Closing Price on Day of Vest / Termination Date: $36

Income on Vest: $7,200

Tax on Vest (50%): $3,600

Net Gain on Vest: $3,600

50% of Net Gain on Vest: $1,800

Share Equivalent: 50

Shares Subject to Holding Requirement Per Verisign Stock Retention Policy: 50

In this example, pursuant to the Verisign Stock Retention Policy, 50 shares would be issued in a restricted certificate form as soon as administratively practicable (but no later than 30 days) after the Employee’s timely returned signed Release Agreement becomes effective and the Employee would be required to retain those 50 shares until October 29, 2011. The remaining shares would be released for sale as soon as administratively practicable (but no later than 30 days) after the Employee’s Release Agreement became effective.

In the event there is any discrepancy between the calculations in the equity acceleration process herein (Sections B and C above) and the calculations set forth on the attached Equity Summary Statement, the calculations set forth on the attached Equity Summary Statement shall control.

Kevin Werner Release Agreement